                         Offer to Purchase for Cash
                     Any and All Shares of Common Stock
                                     of
               GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC.
                                     at
                            $50.00 NET PER SHARE
                                     by
                               GAMI MERGER CO.
                          an entity wholly owned by
          EQUITY HOLDINGS LIMITED, AN ILLINOIS LIMITED PARTNERSHIP

  THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, APRIL 25, 1996 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks,                           March 29, 1996
Trust Companies and Other Nominees:


         We have been appointed by GAMI Merger Co., a Delaware corporation (the "Purchaser"), to act as Information Agent in connection with the offer by the Purchaser to purchase any and all shares of common stock, par value $.01 per share (the "Shares"), of Great American Management and Investment, Inc., a Delaware corporation (the "Company"), at $50.00 per Share, net to the seller in cash without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 29, 1996 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer").

         The Purchaser's obligation to accept for purchase and pay for Shares is subject to certain conditions contained in the Offer to Purchase. See "THE OFFER--Section 11. Conditions of the Offer" in the Offer to Purchase.

         The Offer and the withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, April 25, 1996, unless extended. With respect to the Offer and the withdrawal rights, "Expiration Date" means such time and date, or if the Offer is extended, the latest time and date to which the Offer is so extended by the Purchaser. Shares tendered pursuant to the Offer may be withdrawn, subject to the procedures described in the Offer to Purchase, at any time prior to the Expiration Date.

         Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

                 1.  The Offer to Purchase, dated March 29, 1996.

                 2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal (with manual signature) may be used to tender Shares.

                 3. The Notice of Guaranteed Delivery to be used to accept the Offer in the circumstances described below.

                 4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such client's instructions with regard to the Offer.

                 5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

                 6. A return envelope addressed to Chemical Mellon Shareholder Services, L.L.C., the Depositary.

         YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, APRIL 25, 1996, UNLESS THE OFFER IS EXTENDED. PLEASE FURNISH COPIES OF THE ENCLOSED MATERIALS TO THOSE OF YOUR CLIENTS FOR WHOM YOU HOLD SHARES REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE AS QUICKLY AS POSSIBLE.

         Your attention is directed to the following:

                 1. The Offer Price is $50.00 per Share, net to the Seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.

                 2. The Offer and the withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, April 25, 1996, unless the Offer is extended.

                 3. The Offer is for any and all Shares validly tendered (and not validly withdrawn) prior to the Expiration Date.

                 4. Any brokerage fees, commissions or stock transfer taxes applicable to the sale of Shares to the Purchaser will be paid by the Purchaser, except as provided in the Offer to Purchase and the instructions to the Letter of Transmittal.

         In all cases, payment for Shares accepted for purchase pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase), pursuant to the procedures set forth in "THE OFFER--Section 3. Procedures for Tendering Shares--Book-Entry Transfer" in the Offer to Purchase, (b) the Letter of Transmittal (or facsimile thereof) properly completed and duly executed with any required signature guarantees, and (c) any other documents required by the Letter of Transmittal.

         If a Stockholder (as defined in the Offer to Purchase) desires to tender Shares pursuant to the Offer, and if (a) certificates representing the Shares to be tendered for purchase and payment are not lost but are not immediately available, (b) the procedures for book- entry transfer cannot be completed prior to the Expiration Date or (c) time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Stockholder may tender Shares according to the guaranteed delivery procedures set forth in "THE OFFER-- Section 3. Procedures for Tendering Shares--Guaranteed Delivery" in the Offer to Purchase.

         The Purchaser will not pay any fees or commissions to brokers, dealers or other persons (other than the Information Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 8 of the Letter Transmittal.

         Questions and requests for assistance with respect to the Offer or for copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone number set forth on the outside back cover page of the Offer to Purchase.

                                        Very truly yours,



                                        GEORGESON
                                        & COMPANY INC.



         NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, EQUITY HOLDINGS, THE INFORMATION AGENT, OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.





                                      3